Exhibit 99.6

Item 1.
Security and Issuer.

(a)
Title of Class of Securities:

Common Stock, par value $0.0001 per share (the "Common Stock")

(b)
Name of Issuer:

Cingulate Inc. (the "Issuer")

(c)
Address of Issuer's Principal Executive Offices:

1901 W. 47th Place
Kansas City, Kansas  66205

Item 2.
Identity and Background.

(a)
This statement is being filed by (i) Falcon Creek Capital Advisor LLC, an Illinois limited liability company ("Falcon Creek Capital Advisor"), (ii) Falcon Creek Technology Fund I, LP, a Delaware limited partnership ("Falcon Creek Technology Fund I"), and (iii) Ginkgo Capital Global Fund SPC - Xtalpi AI Fund SP, a sub-fund of Ginkgo Capital Global Fund SPC, registered in the Cayman Islands ("Ginkgo Capital Global Fund SPC") (the foregoing persons are hereinafter referred to collectively as the "Reporting Persons").

(b)
The business addresses of each of the Reporting Persons are as follows:
Falcon Creek Capital Advisor: c/o Zhanpeng Jiang, 21 Strathmore Road, Natick, MA 01760
Falcon Creek Technology Fund I: c/o Zhanpeng Jiang, 21 Strathmore Rd, Natick, MA 01760
Ginkgo Capital Global Fund SPC: c/o Zhanpeng Jiang, Rm 2901, Chinachem Century Tower, 178 Gloucester Rd, Wan Chai, Hong Kong

(c)
The principal business of Falcon Creek Capital Advisor is as an advisory company specializing in the venture investment business. The principal business of Falcon Creek Technology Fund I is to hold venture capital and private equity investments, mostly in technology sector. The principal business of Ginkgo Capital Global Fund SPC is to hold a portfolio of investments in a broad area, including both public and private equities.

(d)
During the last 5 years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)
During the last 5 years, none of the Reporting Persons has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person or entity was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)
Falcon Creek Capital Advisor is an Illinois limited liability company. Falcon Creek Technology Fund I is a Delaware limited partnership. Ginkgo Capital Global Fund SPC is registered in the Cayman Islands.

Item 3.
Source and Amount of Funds or Other Consideration.

On January 27, 2026, Castlehouse VCC – Harvest Win, a sub-fund of Castlehouse VCC, registered in the Republic of Singapore ("Castlehouse VCC – Harvest Win"), which is managed by Falcon Creek Capital Advisor, and Falcon Creek Technology Fund I entered into a securities purchase agreement (the "Purchase Agreement") with the Issuer for the private placement to (a) Castlehouse VCC – Harvest Win of: (i) 1,757,393 shares of Common Stock, (ii) 973 shares of Series A convertible preferred stock (the "Preferred Stock") with a stated value of $1,000 and a conversion price equal to a $5.04 per share of Common Stock and (iii) warrants to purchase 1,556,420 shares of Common Stock (the "Warrant Shares") for a subscription amount of $10,006,000.00, at a per share price of $5.14 per share of Common Stock (including $0.10 per Warrant Share); and (b) Falcon Creek Technology Fund I of: (i) 194,553 shares of Common Stock and (ii) warrants to purchase 155,642 shares of Common Stock for a subscription amount of $1,000,002.42, at a per share price of $5.14 per share of Common Stock (including $0.10 per Warrant Share).

On February 3, 2026, Castlehouse VCC – Harvest Win entered into an assignment and agreement with Ginkgo Capital Global Fund SPC (the "Assignment and Assumption Agreement") pursuant to which Castlehouse VCC – Harvest Win assigned to Ginkgo Capital Global Fund SPC the right to purchase (i) 1,757,393 shares of Common Stock, (ii) 973 shares of Preferred Stock and (iii) 1,556,420 Warrant Shares.

The source of funds for the purchase of the Common Stock and Warrant Shares by Falcon Creek Technology Fund I was working capital of Falcon Creek Technology Fund I. The source of funds for the purchase of the Common Stock, Preferred Stock and Warrant Shares by Ginkgo Capital Global Fund SPC was working capital of Ginkgo Capital Global Fund SPC.

The Pursuant to the terms of the Purchase Agreement, the Issuer had the right to terminate the Purchase Agreement if the closing had not been consummated on or before 4:00 p.m. (Eastern) on the fourth (4th) trading day following the execution date of the Purchase Agreement.

Pursuant to the terms of the certificate of designation of the Preferred Stock, the Preferred Stock is not convertible into shares of Common Stock until stockholder approval of the Issuer has been obtained. Pursuant to the terms of the warrants, prior to stockholder approval, the Warrant Shares cannot be exercised if such exercise would result in the Reporting Persons beneficial ownership exceeding shares of Common Stock equal to a 19.99% ownership interest in the Issuer (the "Maximum Percentage"). After stockholder approval, there will no longer be a Maximum Percentage.

The Reporting Persons may be deemed to be members of a "group" (within the meaning of SEC Rule 13d-5), by virtue of the fact that Falcon Creek Capital Advisor: (i) is the general partner of, and manages, Falcon Creek Technology Fund I, and (ii) has full power over the investment in the Issuer by Ginkgo Capital Global Fund SPC pursuant to an authorization agreement (the "Authorization Agreement") between the two parties.

Item 4.
Purpose of Transaction.

The information set forth in Item 3 of this Schedule 13D is hereby incorporated by reference in its entirety into this Item 4.

Falcon Creek Capital Advisor, on behalf of the Reporting Persons, shall be entitled to designate up to two (2) additional directors of the Issuer to serve on the Issuer's board of directors, designated as follows: (i) one director designated on the closing date and (ii) one director designated after stockholder approval is obtained. During the period beginning on the closing date and ending on the date stockholder approval is obtained, Falcon Creek Capital Advisor shall also be entitled to designate one non-voting observer to the Issuer's board of directors to attend all meetings of the Issuer's board of directors and committees and subcommittees thereof.

The Purchase Agreement also provides that the Issuer will file a registration statement with the Securities and Exchange Commission on or prior to the 60th calendar day following the closing date for purposes of registering the resale of the securities (the "Registration Statement"), to use commercially reasonable efforts to have such Registration Statement declared effective within the time period set forth in the Purchase Agreement, and to keep the Registration Statement effective until the date that all registrable securities covered by the Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) the date that the all of the securities may be sold under Rule 144 without any manner of sale or volume limitations.

Except as provided in the Purchase Agreement, during the period commencing on and including the date of the Purchase Agreement and continuing through and including the 180th day following the date of the Purchase Agreement (such period being referred to as the "Lock-up Period"), each Reporting Person will not, without the prior written consent of the Issuer, sell, offer to sell, contract to sell or lend any securities of the Issuer. The Purchase Agreement also provides that during the Lock-up Period, the Reporting Persons will not (i) effect any short sale, or establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" of any securities of the Issuer; (ii) pledge, hypothecate or grant any security interest in any securities of the Issuer; (iii) in any other way transfer or dispose of any securities of the Issuer; (iv) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any securities of the Issuer, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (v) grant any proxies or powers of attorney with respect to any securities of the Issuer, deposit any securities of the Issuer into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any securities of the Issuer; or (vi) publicly announce the intention to do any of the foregoing.

The Purchase Agreement also includes a standstill provision for a period of twenty-four (24) months following the closing date, whereby each Purchaser has agreed that, without the prior written consent of the Issuer, the Reporting Persons will not: (i) acquire, offer to acquire, or agree to acquire any additional securities of the Issuer if such acquisition would result in the Reporting Persons and their respective affiliates beneficially owning more than 40% of the Issuer's outstanding Common Stock on an as-converted basis; (ii) make, or in any way participate in, any solicitation of proxies or consents with respect to any securities of the Issuer; or (iii) propose or participate in any merger, tender offer, business combination, recapitalization, or similar transaction involving the Issuer.

The Reporting Persons acquired the securities for investment purposes. Except as otherwise described herein, none of the Reporting Persons has present plans or proposals that relate to or would result in any of the matters enumerated in Item 4(a)-(j) of Schedule 13D. However, each Reporting Person reserves the right to change its intentions or purpose and take any such action, subject to the restrictions and other terms set forth in the Purchase Agreement.

Item 5.
Interest in Securities of the Issuer.

The information set forth in Item 3 and Item 4 of this Schedule 13D is hereby incorporated by reference in its entirety into this Item 5.

(a) As of the date of this filing, the Reporting Persons beneficially own 2,073,957 shares of Common Stock of the Issuer, or approximately 19.99% of the outstanding Common Stock of the Issuer (calculated based on information provided by the Issuer to the Reporting Persons, which provided that 9,466,620 shares of Common Stock were outstanding as of February 6, 2026, after taking into account all shares of Common Stock issued by the Issuer in connection with the Purchase Agreement, and after giving effect to the shares of Common Stock issuable upon the exercise of Warrant Shares described below). In computing the number of shares beneficially owned by the Reporting Persons and the percentage ownership of the Reporting Persons, (i) 906,642 shares of Common Stock issuable upon the exercise of 906,642 Warrant Shares up to the Maximum Percentage held by such Reporting Persons were deemed outstanding because such securities are currently exercisable, or will become exercisable within 60 days of the date of this report, (ii) 27,210 shares of Common Stock issuable upon the exercise of 27,210 Warrant Shares (which exercise would exceed the Maximum Percentage until stockholder approval is obtained) held by such Reporting Persons were not deemed outstanding because such securities are not currently exercisable, and will not become exercisable within 60 days of the date of this report, and (iii) the 193,055 shares of Common Stock issuable upon conversion of the Preferred Stock held by such Reporting Persons after stockholder approval is obtained were not deemed outstanding because such securities are not currently exercisable, and will not become exercisable within 60 days of the date of this report.
As of the date of this filing, Falcon Creek Capital Advisor beneficially owns 2,073,957 shares of Common Stock of the Issuer, or approximately 19.99% of the outstanding Common Stock of the Issuer (calculated based on information provided by the Issuer to the Reporting Persons, which provided that 9,466,620 shares of Common Stock were outstanding as of February 6, 2026, after taking into account all shares of Common Stock issued by the Issuer in connection with the Purchase Agreement, and after giving effect to the shares of Common Stock issuable upon the exercise of Warrant Shares described below). In computing the number of shares beneficially owned by Falcon Creek Capital Advisor and the percentage ownership of Falcon Creek Capital Advisor, (i) 906,642 shares of Common Stock issuable upon the exercise of 906,642 Warrant Shares up to the Maximum Percentage held by Falcon Creek Technology Fund I were deemed outstanding because such securities are currently exercisable, or will become exercisable within 60 days of the date of this report, (ii) 27,210 shares of Common Stock issuable upon the exercise of 27,210 Warrant Shares (which exercise would exceed the Maximum Percentage until stockholder approval is obtained) held by Falcon Creek Technology Fund I were not deemed outstanding because such securities are not currently exercisable, and will not become exercisable within 60 days of the date of this report, and (iii) the 193,055 shares of Common Stock issuable upon conversion of the Preferred Stock held by such Reporting Persons after stockholder approval is obtained were not deemed outstanding because such securities are not currently exercisable, and will not become exercisable within 60 days of the date of this report. Because Falcon Creek Capital Advisor: (i) is the general partner of, and manages, Falcon Creek Technology Fund I, and (ii) has full power over the investment in the Issuer by Ginkgo Capital Global Fund SPC pursuant to the Authorization Agreement, Falcon Creek Capital Advisor is deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by Falcon Creek Technology Fund I and Ginkgo Capital Global Fund SPC.

As of the date of this filing, Falcon Creek Technology Fund I beneficially owns 350,195 shares of Common Stock of the Issuer, or approximately 3.38% of the outstanding Common Stock of the Issuer (calculated based on information provided by the Issuer to the Reporting Persons, which provided that 9,466,620 shares of Common Stock were outstanding as of February 6, 2026, after taking into account all shares of Common Stock issued by the Issuer in connection with the Purchase Agreement, and after giving effect to the shares of Common Stock issuable upon the exercise of Warrant Shares described below). In computing the number of shares beneficially owned by Falcon Creek Technology Fund I and the percentage ownership of Falcon Creek Technology Fund I, 155,642 shares of Common Stock issuable upon the exercise of 155,642 Warrant Shares up to the Maximum Percentage held by Falcon Creek Technology Fund I were deemed outstanding because such securities are currently exercisable, or will become exercisable within 60 days of the date of this report. Because Falcon Creek Capital Advisor is the general partner of, and manages, Falcon Creek Technology Fund I, Falcon Creek Capital Advisor is deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by Falcon Creek Technology Fund I.
As of the date of this filing, Ginkgo Capital Global Fund SPC beneficially owns 1,723,763 shares of Common Stock of the Issuer, or approximately 16.62% of the outstanding Common Stock of the Issuer (calculated based on information provided by the Issuer to the Reporting Persons, which provided that 9,466,620 shares of Common Stock were outstanding as of February 6, 2026, after taking into account all shares of Common Stock issued by the Issuer in connection with the Purchase Agreement, and after giving effect to the shares of Common Stock issuable upon the exercise of Warrant Shares described below). In computing the number of shares beneficially owned by Ginkgo Capital Global Fund SPC and the percentage ownership of Ginkgo Capital Global Fund SPC, (i) 751,000 shares of Common Stock issuable upon the exercise of 751,000 Warrant Shares up to the Maximum Percentage held by Ginkgo Capital Global Fund SPC were deemed outstanding because such securities are currently exercisable, or will become exercisable within 60 days of the date of this report, (ii) 27,210 shares of Common Stock issuable upon the exercise of 27,210 Warrant Shares (which exercise would exceed the Maximum Percentage until stockholder approval is obtained) held by Ginkgo Capital Global Fund SPC were not deemed outstanding because such securities are not currently exercisable, and will not become exercisable within 60 days of the date of this report, and (iii) the 193,055 shares of Common Stock issuable upon conversion of the Preferred Stock held by Ginkgo Capital Global Fund SPC after stockholder approval is obtained were not deemed outstanding because such securities are not currently exercisable, and will not become exercisable within 60 days of the date of this report. Because Falcon Creek Capital Advisor has full power over the investment in the Issuer by Ginkgo Capital Global Fund SPC pursuant to the Authorization Agreement, Falcon Creek Capital Advisor is deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by Ginkgo Capital Global Fund SPC.

(b) The information set forth in Item 5(a) of this Schedule 13D is hereby incorporated by reference in its entirety into this Item 5(b).
(c) The only transaction in the shares of Common Stock that was effected by any Reporting Person during the past 60 days is the acquisition of the securities pursuant to the Purchase Agreement, as reported in Item 3 above, and hereby incorporated by reference in its entirety into this Item 5(c).
(d) Not applicable.

(e) Not applicable.

Item 6.
Contracts, Arrangements, Understandings or Relationship With Respect to Securities of the Issuer.

The information provided and incorporated by reference in Items 3, 4 and 5 to this Schedule 13D is hereby incorporated by reference into this Item 6.

Other than as described in this Schedule 13D above, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) between any Reporting Person and any person with respect to any securities of the Issuer, including but not limited to the transfer or voting of any securities of the Issuer, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.
Material to be Filed as Exhibits.

Exhibit 99.1	Joint Filing Agreement.
Exhibit 99.2*	Form of Securities Purchase Agreement, dated as of January 27, 2026, by and among the Issuer and the Purchasers.
Exhibit 99.3*	Form of Warrant.
Exhibit 99.4*	Form of Assignment and Assumption Agreement, dated and effective as of February 3, 2026, by and between Castlehouse VCC – Harvest Win and Ginkgo Capital Global Fund SPC.
Exhibit 99.5*	Authorization Agreement between Falcon Creek Capital Advisor and Ginkgo Capital Co., Limited
Exhibit 99.6	Items 1 through 7

*Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(2)(ii).